CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #533/535 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated June 25, 2013 on the financial statements and financial highlights of the SiM Dynamic Allocation Diversified Income Fund and SiM Dynamic Allocation Equity Income Fund, each a series of the Advisors Series Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 23, 2013